Exhibit 10.1

CEDAR FAIR, L.P.

2008 OMNIBUS INCENTIVE PLAN

CEDAR FAIR, L.P.

2008 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE

The Cedar Fair, L.P. 2008 Omnibus Incentive Plan (the “Plan”) is to designed to attract and retain outstanding individuals to serve as officers, directors, and employees of Cedar Fair, L.P. (the “Company”) and its Affiliates (the Company and its Affiliates are herein collectively referred to as “Cedar Fair”), and its general partner, Cedar Fair Management, Inc. (“CFMI”), thus enhancing the value of Cedar Fair for the benefit of its limited partners. The Plan offers officers and directors (including directors who are not employees of the Company or any Affiliate) an opportunity to acquire a proprietary and vested interest in the growth and performance of Cedar Fair through various Unit and Unit-based awards and provides employees with annual and long-term incentive awards as determined by the Board of Directors of CFMI.

ARTICLE II

DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

2.1

“Affiliate” shall mean an employer with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code including, without limitation, Magnum Management Corporation, using eighty percent (80%) as the percentage of ownership required under such Code sections.

2.2

“Award” shall mean any Option, Unit Appreciation Right, Restricted Unit Award, Performance Unit, Distribution Equivalent, Other Unit Award, Cash Incentive Award or Long-Term Incentive Award granted pursuant to the provisions of the Plan.

2.3

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee and signed by both the Company or an Affiliate and the Participant.

2.4	“Board” shall mean the Board of Directors of CFMI.

2.5	“Cash Incentive Award” shall mean the award described in Article XI.

2.6	“CFMI” shall mean Cedar Fair Management, Inc., an Ohio corporation.

2.7

“Change in Control” shall mean a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company that constitutes a “change in control” under Section 409A (applied by analogy as if the Company were a corporation).

2.8	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.9

“Committee” shall mean the Compensation Committee of the Board, composed of no fewer than three directors, each of whom is a Non-Employee Director, or any other committee or designee of the Board that the Board authorizes to administer the Plan; provided, however, that Awards to, and other determinations with respect to, Participants who are subject to Section 16 of the Exchange Act and the rules and regulations thereunder shall, to the extent practicable, be made by the Board or by a committee of the Board meeting the requirements of Rule 16b-3(d)(1) under the Exchange Act, as from time to time amended or superseded.

2.10	“Company” shall mean Cedar Fair, L.P. a Delaware limited partnership.

2.11

“Disability,” to the extent that any payment under the Plan constitutes “nonqualified deferred compensation” within the meaning of Section 409A that is paid upon a disability, shall mean a “disability” within the meaning of Section 409A.

2.12	“Distribution Equivalent” shall mean any right granted pursuant to Section 15.9.

2.13	“Effective Date” shall mean January 1, 2008.

2.14

“Eligible Person” shall mean any key employee of the Company, any Affiliate, or CFMI and any officer or director thereof (including Non-Employee Directors) designated in the sole discretion of the Committee to be eligible to participate in the Plan.

2.15	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

2.16

“Fair Market Value” shall mean, with respect to any property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee in accordance with applicable law, including Section 409A. Fair Market Value with respect to Units shall mean the closing price on the trading day before the applicable date, such as the date of grant or the date of exercise.

2.17	“Long-Term Incentive Award” shall mean an award granted to a Participant by the Committee pursuant to Article XII.

2.18

“Non-Employee Director” shall have the meaning set forth in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act or any successor definition adopted by the Securities and Exchange Commission.

2.19	“Option” shall mean a right granted to a Participant by the Committee under Article VI.

2.20

“Other Unit Award” shall mean any right, interest, or option that is valued in whole or in part by reference to, or are otherwise based on, Units (including securities convertible into Units) granted to a Participant by the Committee pursuant to Article X.

2.21	“Participant” shall mean an Eligible Person who is selected by the Committee to receive an Award under the Plan.

2.22	“Performance Award” shall mean any award of Performance Units granted pursuant to Article IX.

2.23

“Performance Period” shall mean that period established by the Committee at the time any Performance Award, Cash Incentive Award, or Long-Term Incentive Award is granted during which any performance goals specified by the Committee with respect to such Awards are to be measured.

2.24

“Performance Unit” shall mean a bookkeeping unit granted pursuant to a Performance Award under Article IX valued by reference to a designated number of Units or other property, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Units, or any combination thereof, upon achievement of performance goals during the Performance Period.

2.25

“Phantom Unit” shall mean a bookkeeping unit granted pursuant to a Long-Term Incentive Award under Article XII valued by reference to a designated number of Units, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Units, or any combination thereof, upon achievement of performance goals during the Performance Period.

2.26

“Restricted Unit” shall mean a Unit with restrictions that the holder must perform substantial services for the Company or an Affiliate and may not sell, transfer, pledge, or assign such Unit and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Unit and the right to receive any cash distributions) which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may specify pursuant to Article VIII.

2.27	“Restricted Unit Award” shall mean an award of Restricted Units granted under Article VIII.

2.28	“Retire” or Retirement” shall mean a Separation from Service at or after attainment of age 62.

2.29	“Schedule A” shall mean the Schedule A of the Plan, which contains procedures for deferring those Awards (other than Options and Unit Appreciation Rights) that may be deferred.

2.30	“Section 409A” shall mean Section 409A of the Code and the regulations and other guidance issued thereunder by the United States Department of Treasury and/or the Internal Revenue Service.

2.31

“Separation from Service” shall mean the termination of employment of a Participant or former Participant with the Company and all Affiliates (and, if applicable, with CFMI) that is a “separation from service” within the meaning of Section 409A.

2.32	“Specified Employee” shall mean a “specified employee” within the meaning of Section 409A and the Company’s “specified employee” identification policy, if any.

2.33	“Unit” shall mean a unit of limited partnership interest of the Company.

2.34	“Unit Appreciation Right” shall mean any right granted to a Participant pursuant to Article VII.

ARTICLE III

ADMINISTRATION

3.1

Committee Powers.    Subject to Section 3.2, the Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

(a)	Select the Eligible Persons to whom Awards may from time to time be granted;

(b)	Determine the type or types of Award to be granted to each Participant;

(c)	Prescribe the form of any notices, agreements, or other instruments relating to Awards;

(d)	For Awards to be settled in Units, determine the number of Units to be covered by each Award granted;

(e)	Determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted;

(f)	Determine whether, to what extent, and under what circumstances Awards may be settled in cash, Units, or other property or canceled or suspended;

(g)

Determine at the time of grant whether, to what extent, and under what circumstances cash, Units, and other property and other amounts payable with respect to an Award (other than Options and Unit Appreciation Rights) shall be deferred either automatically or at the election of the Participant pursuant to Schedule A;

(h)	Interpret and administer the Plan and any instrument or agreement entered into under the Plan;

(i)

Establish, alter, and repeal rules and regulations in accordance with applicable law (including Section 409A) and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(j)	Make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

A majority of the members of the Committee may determine its actions and fix the time and place of its meetings. Decisions of the Committee shall be final, conclusive, and binding upon all persons including the Company, any Affiliate, any Participant, any unitholder, and any Eligible Person of the Company, any Affiliate, or CFMI.

3.2

Delegations.    The Committee may delegate any of its authority with respect to Participants who are not subject to Section 16 of the Exchange Act to any other person or persons that it deems appropriate.

3.3	Expenses. The expenses of administration of the Plan shall be borne by the Company, its Affiliates, and CFMI.

ARTICLE IV

ELIGIBILITY

Except as specifically provided herein, any Eligible Person shall be eligible to be selected as a Participant for a particular Award; provided that any member of the Committee shall not participate in his own selection as a Participant or in the grant of any Award to himself.

ARTICLE V

DURATION OF, AND UNITS SUBJECT TO, PLAN

5.1

Term.    Subject to the provisions of Article XIV, the Plan shall remain in effect for ten (10) years after the Effective Date. Awards which are outstanding on the ten (10) year anniversary of the Effective Date (or such earlier termination date as may be established by the Board pursuant to Article XIV) shall continue in accordance with their terms.

5.2

Units Subject to the Plan.    The maximum number of Units with respect to which Awards may be granted under the Plan, subject to adjustment as provided in Section 5.3 of the Plan, is two million five hundred thousand (2,500,000) Units. Notwithstanding the foregoing, no Participant may be granted Awards in any one calendar year with respect to more than two hundred thousand (200,000) Units.

For the purpose of computing the total number of Units available for Awards under the Plan, there shall be counted against the foregoing limitations the number of Units that may be acquired upon exercise or settlement of Awards as of the dates on which such Awards are granted. The Units which were previously subject to Awards shall again be available for Awards under the Plan if any such Awards are forfeited, terminated, unexercised at the time of expiration or settled in cash or if the Units subject thereto can otherwise no longer be issued. Further, any Units which are used as full or partial payment to the Company by a Participant of the purchase price upon exercise of an Option shall again be available for Awards under the Plan.

Units that may be acquired pursuant to Awards under the Plan may be either authorized and unissued Units, issued Units that have been reacquired by the Company or its Affiliates or Units otherwise legally available. No fractional Units shall be issued under the Plan.

5.3

Changes in Units.    In the event of any merger, reorganization, consolidation, recapitalization, Unit dividend, Unit split, reverse Unit split, spin off, or similar transaction, or other change in legal structure affecting the Units, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee in its sole discretion deems equitable or appropriate, including without limitation such adjustments in the aggregate number, class, and kind of Units that may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind, and exercise price of Units subject to outstanding Options, Unit Appreciation Rights, or other Awards granted under the Plan, and in the number, class, and kind of Units subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided that the number of Units or other securities subject to any Award shall always be a whole number and provided the Committee shall consider the requirements of Section 409A in making such adjustments and substitutions.

ARTICLE VI

UNIT OPTIONS

6.1

In General.    Options may be granted to Participants either alone or in addition to other Awards granted under the Plan; provided that no other Award may have the effect of reducing the exercise price of an Option. For purposes of the Plan, a grant shall be considered to have been made when the Committee has fixed, for each Option, the identity of the Eligible Employee, the maximum number of Units, and the minimum exercise price; provided that there is no unreasonable delay in giving notice of the grant to the Participant.

Any Option granted under the Plan shall be evidenced by a written Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

6.2	Exercise Price. The exercise price per Unit purchasable under an Option shall never be less than the Fair Market Value of a Unit on the date of grant of the Option.

6.3	Number of Optioned Units. The number of Units subject to an Option shall be fixed on the date of grant of the Option.

6.4	Term. The term of each Option shall be fixed on the date of grant of the Option.

6.5

Exercisability.    Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant; provided that any extension of an Option shall result in exercise no later than the earlier of the latest date upon which the Option would have expired by its original terms or the ten (10) year anniversary of the date of grant of the Option.

6.6

Method of Exercise.    Subject to the other provisions of the Plan, any Option may be exercised by the Participant in whole or in part at such time or times as specified in the Award Agreement. The Participant may make payment of the Option price in such form or forms, including, without limitation, payment by delivery of cash, Units, or other consideration (including, where permitted by law and the Committee, vested Awards) having a Fair Market Value on the exercise date equal to the total Option price, or by any combination of cash, Units, and other consideration as specified in the applicable Award Agreement.

6.7

No Deferral Feature.    No Option shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of gain until the later of the exercise or disposition of the Option or the time the Units acquired pursuant to the exercise of the Option first becomes substantially vested (as defined in Treasury Regulation Section 1.83-3(b)).

ARTICLE VII

UNIT APPRECIATION RIGHTS

7.1

In General.    The Committee may grant a Participant Unit Appreciation Rights, which permit the Participant to receive, upon exercise, the excess of the Fair Market Value on the date of exercise over the exercise price for the number of Units underlying the Unit Appreciation Right exercised. For purposes of the Plan, a grant shall be considered to have been made when the Committee has fixed, for each Unit Appreciation Right, the identity of the Eligible Employee, the maximum number of Units, and the minimum exercise price; provided that there is no unreasonable delay in giving notice of the grant to the Participant. Unit Appreciation Rights may be granted to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Article VI.

Any Unit Appreciation Right granted under the Plan shall be evidenced by a written Award Agreement in such form as the Committee may from time to time approve. The provisions of Unit Appreciation Rights need not be the same with respect to each recipient. Any such Unit Appreciation Right shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

7.2

Unit Appreciation Rights Related to Options.    Any Unit Appreciation Right related to an Option shall be granted at the same time the Option is granted and shall terminate and no longer be exercisable upon the termination or exercise of the related Option; provided that a Unit Appreciation Right granted with respect to less than the full number of Units covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Units not covered by the Unit Appreciation Right. Any Option related to any Unit Appreciation Right shall no longer be exercisable to the extent the related Unit Appreciation Right has been exercised.

7.3	Exercise Price. The exercise price per Unit subject to a Unit Appreciation Right shall never be less than the Fair Market Value of the Unit on the date of grant.

7.4	Number of Unit Appreciation Rights. The number of Units subject to a Unit Appreciation Right shall be fixed on or before the date of grant.

7.5	Term. The term of each Unit Appreciation Right shall be fixed on the date of grant.

7.6

Exercisability.    Unit Appreciation Rights shall be exercisable at such time or times as determined by the Committee at or subsequent to grant; provided that any extension of a Unit Appreciation Right shall result in exercise no later than the earlier of the latest date upon which the Unit Appreciation Right would have expired by its original terms or the ten (10) year anniversary of the date of grant.

7.7

Compensation Upon Exercise.    The compensation payable upon exercise of a Unit Appreciation Right shall not be greater than the excess of the Fair Market Value of a Unit on the date of exercise over the Fair

Market Value of a Unit on the date of grant times the number of Units underlying the Unit Appreciation Right exercised. Any payment by the Company in respect of such right may be made in a lump sum in cash, Units, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine within thirty (30) calendar days of exercise; provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment.

7.8

No Deferral Feature.    No Unit Appreciation Right shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of income until the exercise of the Unit Appreciation Right.

ARTICLE VIII

RESTRICTED UNIT AWARDS

8.1

In General.    Restricted Unit Awards granted under the Plan shall be evidenced by a written Award Agreement in such form as the Committee may from time to time approve. The provisions of Restricted Unit Awards need not be the same with respect to each recipient. Restricted Unit Awards may be issued to Participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan.

8.2

Registration During Restriction.    Restricted Units may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a Unit certificate or certificates. In the event any Unit certificate is issued in respect of Restricted Units awarded under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

8.3

Forfeiture.    Except as otherwise determined by the Committee at the time of grant, upon a Participant’s termination of employment for any reason during the restriction period, all Restricted Units still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided that in the event of a Participant’s Retirement, permanent disability, death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Units.

8.4	Delivery of Units. Units shall be delivered to the Participant promptly after the expiration of the restriction period.

ARTICLE IX

PERFORMANCE AWARDS

9.1

In General.    Performance Awards granted under the Plan shall be evidenced by a written Award Agreement in such form as the Committee may from time to time approve. The performance criteria to be achieved during any Performance Period, Performance Period (which may relate to one or more fiscal years, or a portion thereof, of the Company or an Affiliate), and the time and form of payment of Performance Awards shall be determined and specified by the Committee upon the grant of each Performance Award. Performance Awards may be granted to Participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan.

9.2

Determination of Award.    Determination of the performance levels achieved for each Performance Period and the amount of the Performance Award to be distributed to a Participant shall be conclusively determined by the Committee.

9.3

Payment of Awards.    Payment to a Participant who remains employed with Cedar Fair through the end of the applicable Performance Period shall be made in accordance with this Section 9.3. Performance Awards may be paid in cash, Units, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Subject to Section 9.6 and the terms of the Award Agreement at the date of grant, Performance Awards shall be paid in a lump sum on or before the last day of the 2-1/2 month period following the end of the employing entity’s fiscal year that coincides with or immediately follows the end of the Performance Period. Under the terms of an Award Agreement, the Committee may, as an alternative to a lump sum, specify at the time of grant that a Performance Award will be paid in a specific number of annual or quarterly installment payments to begin at a specified date; provided that Section 9.6 shall apply to Specified Employees.

9.4

Death.    Subject to the terms of the Award Agreement at the date of grant, payment to a Participant who dies during employment with the Company or an Affiliate shall be prorated and made after the end of the Performance Period as provided in Section 9.3; provided that no six-month delay shall apply even if the deceased Participant was a Specified Employee.

9.5

Retirement.    Subject to Section 9.6 and the terms of the Award Agreement at the date of grant, payment to a Participant upon Retirement from the Company or an Affiliate shall be prorated and made after the end of the Performance Period as provided in Section 9.3.

9.6

Payment to Specified Employees.    Notwithstanding anything to the contrary in Section 9.3, Performance Awards payable upon a Separation from Service (including Retirement) of a Specified Employee during the six-month period following such Separation from Service, to the extent such Awards constitute “nonqualified deferred compensation” within the meaning of Section 409A, shall not be paid or issued until:

(a)

If payable in a lump sum, the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service; provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment.

(b)

If payable in annual installment payments, the installment for the first year shall be made in the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service; (provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment), and all subsequent installments shall be made within the thirty- (30-)day period commencing with the first day of each subsequent anniversary of the Participant’s Separation from Service (provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment). Each annual installment shall be calculated by multiplying the remaining Performance Award (plus deemed earnings, if any) as of the end of the month immediately preceding the month of payment by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual installments to be paid.

9.7	No Acceleration. Except as permitted under Section 409A, no acceleration of the time and form of payment of a Performance Award shall be permitted.

9.8

Forfeitures.    Except as determined by the Committee at the time of grant, a Participant who, before the end of the relevant Performance Period, incurs a Separation from Service for any reason other than death or Retirement, shall forfeit any unpaid Performance Award.

ARTICLE X

OTHER UNIT AWARDS

10.1

In General.    Other Unit Awards may be granted to Participants, either alone or in addition to other Awards granted under the Plan. Other Unit Awards granted under the Plan shall be evidenced by a written Award Agreement in such form as the Committee may from time to time approve. The provisions of Other Unit Awards need not be the same with respect to each recipient.

10.2

Terms And Conditions.    Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Persons to whom and the time or times at which such Awards shall be made, the number of Units to be granted pursuant to such Awards, and all other conditions of the Awards; provided that the time and form of payment (e.g., lump sum or installments over a fixed number of years beginning on a specified date) shall be specified at the time the Other Unit Award is granted. Other Unit Awards payable upon a Separation from Service (including Retirement) of a Specified Employee during the six-month period following such Separation from Service, to the extent they constitute “nonqualified deferred compensation” within the meaning of Section 409A, shall not be paid or issued until the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service; provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment. Units (including securities convertible into Units) granted under this Article X may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Units (including securities convertible into Units) purchased pursuant to a purchase right awarded under this Article X shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Units or other securities as of the date such purchase right is awarded. Other Unit Awards may be paid in Units, other securities of the Company, cash, or any other form of property as the Committee shall determine.

10.3	No Acceleration. Except as permitted under Section 409A, no acceleration of the time and form of payment of an Other Unit Award shall be permitted.

ARTICLE XI

CASH INCENTIVE AWARDS

11.1

In General.    Cash Incentive Awards may be payable to Participants based upon a Participant’s base salary, a target award percentage, and performance measures to be assessed during a Performance Period, as determined by the Committee in its discretion. The performance measures and the Performance Period shall be established by the Committee in writing before the beginning of the Performance Period. A Participant shall have no right to a Cash Incentive Award until it is actually paid.

11.2

Award Target.    Target award percentages shall range from ten percent (10%) to one hundred percent (100%) of base salary, but shall be subject to discretionary adjustment as provided in Section 11.6. A Participant’s base salary multiplied by the target award percentage is referred to as the Award Target.

11.3

Performance Measures.    The Committee shall establish reasonable performance measures, with such multiple levels of performance and such relative weights as the Committee may determine and which may or may not be readily quantifiable, for the Performance Period for each Participant in the Plan. Performance measures for a Participant may be the same as, or different from, the performance measures established by the Committee for other Participants and may include individual performance measures that are specific to that Participant and/or performance measures determined on a Company, Affiliate, business unit, management function, or other basis, in such combination as the Committee determines to be reasonable under the circumstances.

11.4	Performance Period. A Performance Period may be equal to, more than, or less than a full fiscal year of the Company or an Affiliate, but in no event less than one fiscal quarter.

11.5

Determination of Award.    A Participant’s Cash Incentive Award will be determined by the extent to which the Participant’s individual performance measures, if any, are judged to be achieved for the applicable Performance Period by the Committee, as adjusted to reflect the relative weights determined by the Committee for the respective performance measures for the Company, Affiliate, business unit, management function, or other basis. In its discretion based on factors it deems relevant, the Committee may adjust a Participant’s Cash Incentive Award for a Performance Period up or down from the payout the Participant would otherwise receive based solely on achievement of performance measures, but, except as provided in Section 11.6, in no event may any upward adjustment result in a Cash Incentive Award in excess of the Award Target. No Cash Incentive Award shall be payable under the Plan to a Participant if none of the Participant’s performance measures for the applicable Performance Period are met.

11.6

Award Adjustments.    Notwithstanding Section 11.5, if the performance measures applicable to a Participant for the applicable Performance Period are achieved at a level greater than that which, subject to the Committee’s discretion in adjusting Cash Incentive Awards as provided in Section 11.5, would permit the Participant to receive a Cash Incentive Award at the Award Target, the Committee, in its discretion based on factors it deems relevant, may increase the Participant’s Cash Incentive Award for the applicable Performance Period to an amount not in excess of one hundred fifty percent (150%) of the Award Target.

In its sole discretion, the Committee may, but is not required to, make an adjustment pursuant to this Section 11.6 in a Participant’s Cash Incentive Award to take into account:

(a)	Acquisitions and investments closed or completed during the applicable Performance Period that were not already taken into account in the Participant’s Cash Incentive Award for such period;

(b)	The effect of any major change in accounting principles during the applicable Performance Period; and/or

(c)	The effect of any major reorganization within the Company or any Affiliate during the applicable Performance Period.

11.7

Limitation on Awards.    Notwithstanding any other provision of this Article XI, the aggregate amount of all Cash Incentive Awards paid for an applicable Performance Period shall not exceed the limits, if any, imposed on the payment of cash bonuses under the Company’s Fifth Amended and Restated Agreement of Limited Partnership, as heretofore or hereafter amended or restated.

11.8

Payment of Cash Incentive Award.    Except as otherwise provided in Sections 11.9, 11.10, 11.11, and 11.12, a Cash Incentive Award for a particular Performance Period shall be paid in a lump sum at the following time:

(a)

If the Performance Period consists of one fiscal quarter that is the first, second, or third fiscal quarter but not the fourth fiscal quarter, the payment date shall be a date within the first 2- 1/2 months immediately following the end of such fiscal quarter;

(b)	If the Performance Period consists of one fiscal quarter that is the fourth fiscal quarter, the payment date shall be a date within the first 2- 1/2 months of the immediately following fiscal year;

(c)

If the Performance Period consists of two or three consecutive fiscal quarters that include the first, second, or third fiscal quarters but not the fourth fiscal quarter, the payment date shall be a date within the first 2- 1/2 months that immediately following the end of the Performance Period;

(d)

If the Performance Period consists of two or three consecutive fiscal quarters that end with the fourth fiscal quarter, the payment date shall be a date within the first 2- 1/2 months of the immediately following fiscal year;

(e)

If the Performance Period consists of a fiscal year, the payment date shall be a date on or before the end of the 2- 1/2 month period following the end of the employing entity’s fiscal year that coincides with or immediately follows the end of the applicable Performance Period;

(f)

If the Performance Period consists of more than one fiscal year, the payment date shall be the applicable date based upon the final quarter of the Performance Period as provided in (a) through (e) above.

No Further Deferral; No Acceleration. In no event shall any payment be made in a fiscal year later than the fiscal year as provided in this Section 11.8(a) through (f). In no event shall any payment that is “nonqualified deferred compensation” be accelerated except in compliance with Section 409A.

11.9	Retirement. If a Participant Retires before the end of a Performance Period, his Cash Incentive Award shall be prorated; provided that:

(a)	Payment is made no earlier than in the normal course in accordance with Section 11.8; and

(b)

In the event a Participant is a Specified Employee at the time he Retires, to the extent that payment would constitute “nonqualified deferred compensation” within the meaning of Section 409A, any Cash Incentive Award payable during the six-month period following such Retirement shall be paid at the later of:

(i)

The thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Retirement; provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment; or

(ii)	The time specified in accordance with Section 11.8.

11.10

Death.    If a Participant dies during employment with Cedar Fair, his Cash Incentive Award shall be prorated and paid within ninety (90) days following the Participant’s death; provided that where the ninety- (90-) day period begins in one calendar year and ends in another calendar year, neither the estate nor any beneficiary of the Participant shall have a right to designate the taxable year of payment.

11.11	Forfeitures.

(a)	Separation from Service. Except as provided in Sections 11.9 (Retirement) and 11.10 (Death), Participants who incur a Separation from Service shall forfeit their entire Cash Incentive Award, unless:

(i)

The Committee determines irrevocably prior to the applicable fiscal year that contains the first quarter of a Performance Period that payments will be prorated and paid in accordance with Section 11.8 upon Separation from Service for any reason; or

(ii)	The Committee determines that the Cash Incentive Award for a particular Performance Period will not constitute nonqualified deferred compensation within the meaning of Section 409A.

(b)

Competition; Confidentiality.    A Participant shall forfeit any unpaid Cash Incentive Award, as well as any unpaid awards deferred under Schedule A, if the Committee determines that the Participant, without the prior written consent of the Company, has engaged in any of the following activities:

(i)	Rendering services to an organization, or engaging in a business, that is, in the sole judgment of the Committee, in competition with the Company or any Affiliate, or

(ii)

Disclosing to anyone outside of the Company or any Affiliate, or using for any purpose other than the Company’s or an Affiliate’s business, any material confidential information or material relating to the Company or any Affiliate, whether acquired by the Participant during or after employment with the Company and/or any Affiliate.

The Committee may, in its discretion and as a condition to the payment of a Cash Incentive Award, require a Participant to acknowledge in writing that he has not engaged in any activities referred to in this Section 11.11(b).

11.12	Deferral. The Committee may permit Participants to defer the payment of some or all of their Cash Incentive Awards in accordance with the requirements of Schedule A of the Plan.

ARTICLE XII

LONG-TERM INCENTIVE AWARDS

12.1

In General.    Long-Term Incentive Awards may be granted to the Chief Executive Officer of Cedar Fair and/or CFMI (“CEO”) and General Managers and Corporate Vice Presidents of Cedar Fair and/or CFMI who report directly to the CEO, and/or such Eligible Persons as designated by the Committee. Participants may vary for each Performance Period. The Performance Period shall be determined by the Committee and shall be equal to at least a consecutive twelve (12) month period that relates to the fiscal year of the Company or an Affiliate.

12.2

Target Awards.    Target Long-Term Incentive Awards will be determined by the Committee for each Participant no later than ninety (90) days after the commencement of the Performance Period. Target Long-Term Incentive Awards will be converted to a base number of Phantom Units based on the Fair Market Value of Units on the day the Board determines the target.

(a)

For General Managers, the target will be the same operating profit budget numbers used in the performance measures, with a seventy-five percent (75%) weight given to the specific park’s results and twenty-five percent (25%) to consolidated totals for the Company.

(b)

For the CEO and Corporate Vice Presidents, the target will be budgeted “cash available for distributions,” determined by the formula of operating profits (less cash interest), cash taxes, and capital expenditures made for the applicable Performance Period, but excluding non-cash charges such as options and asset retirements.

(c)	For other Eligible Person, the target will be as determined by the Committee.

12.3

Determination of Awards.    Each Performance Period’s Long-Term Incentive Awards will be computed as of the end of the Performance Period as a percentage of the base number of Phantom Units for each Participant, based on actual results achieved compared to the approved target for that Performance Period. Long-Term Incentive Awards will be computed as of the end of the Performance Period on the following scale:

% of Target Achieved	% of Award Earned
Less than 80%	None
80%	10%
85%	25%
90%	50%
95%	75%
100%	90%
105%	100%
110%	110%
Each % over 110%	+2%

In its discretion, based on factors it establishes as relevant, the Committee may adjust a Participant’s Long-Term Incentive Award for a Performance Period up or down from the payout the Participant would receive based solely on achievement of performance measures, but, except as provided in the last sentence of this paragraph, in no event may any upward adjustment result in a Long-Term Incentive Award in excess of the approved target for that Performance Period. No Long-Term Incentive Award shall be payable under the Plan to a Participant if none of the Participant’s performance measures for the applicable Performance Period are met. If the percentage of target applicable to a Participant for the applicable Performance Period is achieved at a level greater than that which, subject to the Committee’s discretion, would permit the Participant to receive a Long-Term Incentive Award at the target percentage, the Committee, in its discretion based on factors it establishes as relevant, may increase the Participant’s Long-Term Incentive Award for the applicable Performance Period to an amount not in excess of one hundred fifty percent (150%) of the target.

12.4

Payment of Awards.     All Long-Term Incentive Awards earned in a given Performance Period, plus accumulated phantom distributions on the Phantom Units from the date the target Long-Term Incentive Awards were approved until paid, will be payable in cash or Units (or a combination of cash and Units), as determined by the Committee in two annual installments. The first installment shall equal one-half ( 1/2) of the Units awarded, plus one-half ( 1/2) of the phantom distributions on the Phantom Units accumulated to the time of distribution and shall be paid within 2- 1/2 months after the end of the third (3rd) fiscal year of the employing entity after the end of the Performance Period; provided that the employing entity may make such payment prior to the end of such third fiscal year if the payment is made in the same calendar year as it would otherwise have been made. The second installment shall equal the remaining Units awarded, plus the remaining phantom distributions on the Phantom Units accumulated to the time of distribution and shall be paid within 2- 1/2 months after the end of the fourth (4th) fiscal year of the employing entity after the end of the Performance Period; provided that the employing entity may make such payment prior to the end of such fourth fiscal year if the payment is made in the same calendar year as it would otherwise have been made. Termination of employment prior to any payment will result in forfeiture of unpaid amounts, except as provided in Section 12.5. No acceleration of the time, or change of the form, of payment shall be made except in accordance with Section 409A.

12.5	Death, Disability, Retirement.

(a)

Death or Disability.     Notwithstanding Section 12.4, Long-Term Incentive Awards for a given Performance Period, as well as any unpaid Long-Term Incentive Awards from prior Performance Periods, shall be paid in a lump sum cash payment within ninety (90) days following the earlier of the Participant’s death or Disability during employment; provided that if the ninety- (90-) day period begins in one calendar year and ends in another, neither the Participant nor any beneficiary of a Participant shall have the right to designate the calendar year of payment.

(b)

Retirement.     Notwithstanding Section 12.4, payment of a Long-Term Incentive Award to a Participant upon Retirement from the Company or an Affiliate shall be shall be prorated and paid within ninety (90) days following the end of the Performance Period and unpaid Long-Term Incentive Awards from prior Performance Periods shall be paid will be paid within ninety (90) days of a Participant’s Retirement; provided that if a Participant is a Specified Employee at the time he Retires, to the extent that a Long-Term Incentive Award or any unpaid Long-Term Incentive Award from a prior Performance Period would constitute “nonqualified deferred compensation” within the meaning of Section 409A payable within the six-month period following the Specified Employee’s Retirement, it shall not be paid until the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee’s Retirement; provided that if such thirty (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

ARTICLE XIII

CHANGE IN CONTROL PROVISIONS

13.1

Impact of Event.     Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

(a)

Any Options and Unit Appreciation Rights that are outstanding as of the date such Change in Control occurs and that are not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant.

(b)

The restrictions and limitations applicable to any Restricted Unit shall lapse, and such Restricted Unit shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant.

(c)

All Performance Awards shall be considered to be earned and payable in full, and any other restriction shall lapse, and such Performance Awards shall be immediately settled or distributed in a lump sum within thirty (30) days following the Change in Control; provided that if the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the taxable year of payment.

(d)

The restrictions, limitations, and other conditions applicable to any Other Unit Awards shall lapse, and such Other Unit Awards shall become free of all restrictions, limitations, or conditions and become fully vested and transferable to the full extent of the original grant. Such Awards shall be issued, settled, or distributed (as applicable) in a lump sum within thirty (30) days following the Change in Control; provided that if the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the taxable year of payment.

(e)

All Cash Incentive Awards will be deemed to have been earned as if the target achieved were one hundred percent (100%). Any Cash Incentive Award shall be paid to all Participants who were employed on the effective date of the Change in Control in a lump sum within thirty (30) days following the Change in Control; provided that if the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the taxable year of payment.

(f)

All Long-Term Incentive Awards will be deemed to have been earned as if the target achieved were one hundred percent (100%). All such Awards, including any unpaid Awards from prior years, shall be paid in a lump sum cash payment within thirty (30) days following the Change in Control; provided that if the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the taxable year of payment.

13.2

Change In Control Cash-Out.     Notwithstanding any other provision of the Plan, a Participant holding an Option shall have the right (whether or not the Option is fully exercisable and in lieu of the payment of the purchase price for the Units being purchased under the Option, during the sixty- (60-) day period from and after a Change in Control (the “Exercise Period”), by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within thirty (30) days of such notice, in an amount equal to the amount by which the Fair Market Value per Unit on the date of such election shall exceed the Option price (the “Spread”) multiplied by the number of Units under the Option being exercised (cashed out).

ARTICLE XIV

AMENDMENTS AND TERMINATION

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent. The Committee may amend the terms of any Award, prospectively or retroactively; provided that no such amendment shall impair the rights of a Participant, if any, without his consent and provided further that the Committee shall consider the impact of such amendment under Section 409A. Termination of the Plan shall not affect the Committee’s ability to exercise powers granted to it with respect to Awards granted under the Plan prior to the date of such termination.

ARTICLE XV

GENERAL PROVISIONS

15.1

Nontransferability.     Unless the Committee determines otherwise at the time the Award is granted (taking into consideration the impact of the Code, including without limitation Code Section 83 and Section 409A), no Award and no Units that have not been issued or as to which any applicable restriction, performance, or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. An Award shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

15.2

Term of Award.     The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee at the time of grant in accordance with the terms of the Plan.

15.3

No Right to Grant; No Uniformity.     No Eligible Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons under the Plan.

15.4

Award Agreement.     An Eligible Person shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an Award Agreement and delivered a fully executed copy thereof to the Company and otherwise complied with the applicable terms and conditions.

15.5	Adjustments to Awards. The Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations, or accounting principles. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee awards or the right or obligation to make future awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate; provided that the Committee considers the impact of such adjustments under Section 409A.

15.6

Competition.     The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee.

15.7

Delivery of Units.     All certificates for Units delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Units are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.8

Deferral Procedures.     The Committee shall be authorized to establish procedures, as provided in Schedule A hereto, pursuant to which the payment of any Award other than an Option or a Unit Appreciation Right may be deferred.

15.9

Earnings on Awards.     Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) other than an Option or a Unit Appreciation Right may, if so determined by the Committee at the time of grant, be entitled to receive, currently or on a deferred basis, interest or distributions, or interest or distribution equivalents, with respect to the number of Units covered by the Award, as determined by the Committee, in its sole discretion (“Distribution Equivalents”), and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Units or otherwise reinvested.

15.10

Payment for Award.     Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration more than the rendering of services.

15.11

Taxes.     The Company shall be authorized to report income with respect to an Award and to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such withholding taxes by delivery of, or directing the Company to retain, Units.

15.12

Other Arrangements.     Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to unitholder approval if such approval is otherwise required; and such arrangements may be either generally applicable or applicable only in specific cases.

15.13

Applicable Law.     The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

15.14

Severability.     If any provision of this Plan is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

15.15

Application of Foreign Law.     Awards may be granted to Eligible Persons who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy; provided that such terms and conditions shall be set forth in writing as an appendix to the Plan. The Committee also may impose conditions at the time of grant on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Eligible Persons on assignments outside their home country.

15.16

Section 409A.     To the extent applicable, the Company intends that this Plan comply with Section 409A, and this Plan shall be construed in a manner to comply with Section 409A. Should any provision be found not in compliance with Section 409A, the Participants shall be contractually obligated to execute any and all amendments to Awards deemed necessary and required by legal counsel for the Company to achieve compliance with Section 409A. By acceptance of an Award, Participants irrevocably waive any objections they may have to the amendments required by Section 409A. Participants also agree that in no event shall any payment required to be made pursuant to this Plan that is considered “nonqualified deferred compensation” within the meaning of Section 409A be accelerated in violation of Section 409A. In the event a Participant is a Specified Employee, and payments that are nonqualified deferred compensation cannot commence until the lapse of six (6) months after a Separation from Service, then any such payments shall be made within the period of time provided in the Plan specifically applicable to the type of Award.

15.17

Unitholder Approval.     The Company shall obtain Unitholder approval of the Plan and any Plan amendment to the extent necessary or desirable to comply with applicable laws. Such unitholder approval shall be obtained in the manner and to the extent required under applicable laws.

15.18

No Right to Continued Employment.     Neither the Plan, the grant of an Award, nor any other action related to the Plan shall confer upon any individual any right to continue in the service of Company or an Affiliate as an employee or director affect in any way with the right of the Company or an Affiliate to terminate an individual’s employment or service at any time.

15.19

Unfunded Plan.     The Plan shall be unfunded, and the Company, its Affiliates, and CFMI shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company, any Affiliate, or CFMI and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds, or property of the Company, any Affiliate, or CFMI, including, without limitation, any specific funds, assets, or other property which the Company, any Affiliate, or CFMI in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to Units or other amounts, if any, payable under the Plan, unsecured by any assets of the Company, any Affiliate, or CFMI. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any amounts to any person.

15.20

Beneficiary Designation.     The Committee may permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement or payment of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Committee determines otherwise. The Committee shall have sole discretion to approve and interpret the form or forms of such beneficiary designation.

15.21

Gender and Number.     Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

15.22

Rules of Construction.     Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

15.23	Successors and Assigns. The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators, permitted transferees, and beneficiaries.

[The balance of this page was intentionally left blank.]

SCHEDULE A

TO THE

CEDAR FAIR, L.P. 2008 OMNIBUS INCENTIVE PLAN

If the Committee so determines in compliance with Section 409A, Participants may elect to defer Awards pursuant to this Schedule A. Notwithstanding any other provision of this Schedule A or the Plan, compensation upon the exercise of an Option or a Unit Appreciation Right cannot be deferred.

A.1    Definitions

(a)      “Performance-Based Compensation” shall mean compensation, the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period of at least twelve (12) consecutive months. Performance criteria shall be established in writing not later than ninety (90) days after the commencement of the period of service to which the criteria relate; provided that the outcome is substantially uncertain at the time the criteria are established. Compensation shall not be Performance-Based Compensation if any amount or portion will be paid regardless of performance or if the outcome is based upon a level of performance that is substantially certain to be met at the time the criteria are established.

A.2    Deferral Elections

A Participant’s election to defer shall be made pursuant to a written or electronic form and shall specify the percentage of Award being deferred in accordance with Section A.4 and the time and form of payment in accordance with Section A.6. The deferral election, including the election of the time and form of payment, shall be irrevocable as of the dates specified in Section A.3. Pursuant to Section A.6, a Participant may make a subsequent election to delay payment and change the form of payment of a deferral.

A.3    Timing of Deferral Elections

(a)      Award That Is Not Performance-Based Compensation.      In the case of an Award that is not Performance-Based Compensation, a Participant may, not later than the December 31 immediately preceding the calendar year in which the service period for the Award begins, elect to defer all or a portion of the Award. Such election shall be irrevocable as of the end of each December 31 with respect to an Award payable for services to be performed in the immediately following calendar year (or such longer period related to the Award) for which an election has been made.

(b)      Award That Is Performance-Based Compensation.      In the case of an Award that is Performance-Based Compensation, a Participant may, not later than six (6) months before the end of the Performance Period, elect to defer all or a portion of the Award; provided that:

(i)

The Participant has continuously performed services from the later of the beginning of the Performance Period or the date the performance criteria are established through the date the election is made; and

(ii)	In no event shall such election be made after such compensation has become readily ascertainable.

(c)      First Year of Eligibility.      If a Participant has not previously been eligible to participate in the Plan (taking into consideration eligibility under all other nonqualified account balance plans of the Company and of any Affiliate that are required to be aggregated with the Plan under Section 409A in determining whether such year is in fact the first year of eligibility, as well as the rules of Treasury Regulation Section 1.409A-2(a)(7)(ii)), such Participant may commence participation in the Plan within thirty (30) days of becoming “first eligible.” For purposes of the Plan, an Eligible Employee is “first eligible” to participate in the Plan beginning on the forty-fifth (45th) day after being selected to participate in the Plan and can defer an Award (or potential Award) only after the later of such forty-fifth (45th) day or the date (within the thirty- (30-) day period) that he submits his deferral election form to the Committee.

A.4    Amount of Deferrals

(a)      Participation for Entire Performance Period.      The amount to be deferred shall be irrevocably specified in the Participant’s deferral election form as a percentage of the Award. In the case of participation for the full performance period, the minimum amount that can be deferred from any type of Award shall be ten percent (10%) and the maximum percentage shall be one hundred percent (100%).

(b)      Participation for Less Than Full Performance Period.      If a Participant has participated for less than the full Performance Period and is permitted to make a deferral election under Section A.3(c), the minimum deferral shall be limited and calculated as follows: the total Award for the Performance Period shall be multiplied by the ratio of (A) the number of days remaining in the Performance Period as of the date the Participant submits an election form to the Committee over (B) the total number of days in the Performance Period, and that amount shall be multiplied by the percentage elected pursuant to (a) above.

A.5    Establishment of Accounts.

(a)      Establishment of Accounts.      An account shall be established for each Participant who defers an Award under this Schedule A (“Account”). Deferred Awards attributable to a Participant’s deferral elections shall be allocated to the Participant’s Account at the time that such Award would otherwise have been paid had no election to defer been made.

To facilitate the operation of this Schedule A, the Committee may direct the establishment and maintenance of sub-accounts within a Participant’s Account. Accounts shall continue to be maintained until paid out pursuant to the terms of this Schedule A.

(b)      Deemed Investments.      The Committee, in its discretion, may specify certain investments, including one or more investment options under a qualified plan maintained by the Company or an Affiliate, and may invest amounts deferred under the Plan in such investments (collectively, the “investment options”) at their then current fair market value. The Committee is not obligated to make these or any other particular investment options available or, if made available at any one time, to continue to make them available. All investments shall at all times continue to be a part of the Company’s or Affiliate’s or CFMI’s general assets for all purposes. A Participant will have no rights as a shareholder, including voting rights, with respect to the investment options representing his Account.

If the Committee makes any investment options available to Participants, each Participant may be permitted to direct how his Account is invested among the investment options at the time deferral elections are made. The Committee may also allow Participants to change or reallocate investment options for their Accounts, from time to time. If applicable, the Committee will deem a Participant’s Accounts to be invested in accordance with the Participant’s directions as soon as practicable after the Committee has deemed such amount to have been earned. Any deemed purchases shall be at the then current fair market value.

(c)      Earnings and/or Losses.      At least once each calendar year while a Participant has a credit balance in his Account, the Committee shall credit Accounts with earnings and/or losses, if any, for the period since the last such crediting and determine the value of each Participant’s Account at such time. The earnings and/or losses may either be credited on the basis of the earnings and/or losses allocable to the Participant’s directed portion of the investment options, if any, Units, or a predetermined reasonable interest rate, as specified by the Committee prior to the applicable calendar year. The Committee also reserves the right to adjust the earnings (or losses)

credited to Accounts and to determine the value of Accounts as of any date to reflect the Company’s and/or Affiliate’s and/or CFMI’s tax and other costs of providing the Plan.

A.6     Time and Form of Payment

(a)      Payment.      Any amounts payable under the Plan will be made solely in cash and and/or Units and not in the form of any other property or securities, notwithstanding any investment option hereunder.

(b)      Payment upon Separation from Service

(i)

Participants Who are Not Specified Employees.     A Participant who is not a Specified Employee shall be eligible to receive payment of his Account in one lump-sum payment or in annual installments following his Separation from Service, as specified in his deferral election pursuant to Section A.3. Installments shall be calculated by multiplying the Participant’s Account balance as of the end of the month in which his Separation from Service occurs (and as of the end of the month immediately preceding the month of each subsequent annual installment payment thereafter) by a fraction, the numerator of which is one and the denominator of which is the number of installments remaining to be paid.

(ii)	Participants Who Are Specified Employees. A Participant who is a Specified Employee shall be eligible to receive payment of his Account:

(1)      In one lump-sum payment as specified in his deferral election pursuant to Section A3; provided that such payment shall not begin earlier than the thirty- (30-) day period commencing with the first day of the seventh month following the month of his Separation from Service; provided further that if such thirty (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment; or

(2)      In annual installments as specified in his deferral election pursuant to Section A.3; provided that the first such payment shall not begin earlier than the thirty (30-) day period commencing with on the first day of the seventh month following his Separation from Service. Annual installments shall be calculated by multiplying the Participant’s Account balance as of the end of the month immediately preceding the month of each installment payment by a fraction, the numerator of which is one and the denominator of which is the number of installments remaining to be paid.

(c)      Specified Time.      In accordance with a Committee-approved form that complies with Section 409A, a Participant may elect to receive payment of his Account in a single-sum payment or in substantially equal installments at a specified time that is nondiscretionary and objectively determinable at the time the deferral is elected.

(d)      Payment upon Death.      If a Participant dies while or before receiving payments of his Account, the Committee shall pay his designated beneficiary or beneficiaries any remaining payments of his Account in one lump-sum payment within ninety (90) days following the Participant’s death; provided that where the ninety- (90-) day period begins in one calendar year and ends in another calendar year, neither the estate nor any beneficiary of the Participant shall have a right to designate the taxable year of payment.

The Committee shall provide Participants with the form for designating a beneficiary or beneficiaries. A Participant may change his beneficiary designation at any time (without the prior consent of any prior beneficiary) by executing a revised beneficiary designation form and delivering it to the Committee before his death. If no beneficiary is designated, or if the designated beneficiary predeceases the Participant or cannot be located, any death benefits shall be paid to the Participant’s estate.

(e)      Payment upon Disability.      If the Committee determines that a Participant has become Disabled before all of his Accounts have been distributed to him, the remaining balance shall be distributed to him in one lump sum within ninety (90) days of the determination by the Committee that the Participant is Disabled; provided that where the ninety- (90-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

(f)      Payment upon Change in Control.      Notwithstanding any provision of this Schedule A to the contrary, upon a Change in Control, the Committee shall direct that the Accounts of Participants under the Plan shall be paid to Participants within thirty (30) days following the Change in Control; provided that where the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

(g)      Section 409A Violation.      If this Schedule A fails to meet the requirements of Section 409A with respect to a Participant, the Committee shall distribute the amount required to be included in such Participant’s gross income as a result of such failure within thirty (30) days of the Committee’s determination of such compliance failure; provided that where the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

(h)      Subsequent Elections.      A Participant may, to the extent permitted by the Committee, elect to delay payment or to change the form of payment elected if all the following conditions are met:

(i)	Such election will not take effect until at least twelve (12) months after the date on which the election is made.

(ii)	The payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise be made.

(iii)	Any election may not be made less than twelve (12) months prior to the date of the first scheduled payment.

(iv)	The election is completed and signed by the Participant and delivered to, and accepted by, the Committee.

For purposes of this Section A.6(g), an effective election shall be irrevocable twelve (12) months prior to the date of the first scheduled payment and may be changed at any time prior to becoming irrevocable. Installment payments shall be treated as a single payment.

(i)      No Acceleration.      Except as permitted under Section 409A, no acceleration of the time or form of payment of a Participant’s Account shall be permitted.

A.7 Claims Procedures

The following claims procedure shall apply with respect to the Plan:

(a)      Filing of a Claim for Benefits.      If a Participant or beneficiary (the “Claimant”) believes that he is entitled to benefits under the Plan that are not being paid to him, he shall file a written claim therefor with the Committee.

(b)      Notification to Claimant of Decision.      After receipt of a claim by the Committee, the Committee shall notify the Claimant of its decision with regard to the claim. The notice must be provided within 90 days (45 days for a claim based on Disability) after the date that the claim is received by the Committee, unless special circumstances require an extension of the period for processing the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant, prior to expiration of the initial period, written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. The written notice of the extension shall specify the circumstances which require the extension as well as the date upon which a final decision is expected. In no event is the extended period to exceed 90 days (30 days for a claim based on Disability, with a second extension of 30 days if necessary) after the end of the initial period. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth:

(i)	The specific reason or reasons for the denial;

(ii)	Specific reference to pertinent provisions of the Plan on which the denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	An explanation of the procedure for review of the denial.

(c)      Procedure for Review.      The Claimant may appeal denial of the claim by filing a written application for review with the Committee. The appeal shall be filed within 60 days (180 days for a claim based on Disability) following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days (180 days for a claim based on Disability) following the latest date on which such notice could have been timely given. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and receive copies of them, free of charge, and submit issues and comments in writing.

(d)      Decision on Review.      The decision on review of a claim denied in whole or in part by the Committee shall be made in the following manner:

(i)

Within 60 days (45 days for a claim based on Disability) following receipt by the Committee of the request for review, unless special circumstances require an extension of time, the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The extension of time will not exceed 60 days (45 days for a claim based on Disability).

(ii)

Any review of a decision involving a claim based upon Disability shall not afford deference to an initial adverse determination and shall not be conducted by an individual(s) who made the adverse determination that is the subject of the appeal, nor the subordinate of such individual(s). If a decision on review of a claim based upon Disability is based upon a medical judgment, a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment will be consulted.

(iii)

With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

(iv)	The decision of the Committee shall be final and conclusive to the extent allowed by applicable law.

(e)      Action by Authorized Representative of Claimant.      All actions set forth in this Section A.7 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

(f)      Prerequisite to Legal Action.      A Claimant’s compliance with the foregoing claims procedures shall be a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

*****